Exhibit 10.17

60 Leveroni Court

Novato, California 94949

p: 415.884.2800

March 12, 2012

Shalini Sharp

Re: Offer of Employment

Dear Shalini,

On behalf of Ultragenyx Pharmaceutical Inc. (the “Company”), I am pleased to present to you an offer of full-time employment as Chief Financial Officer and Senior Vice President, Finance. The Company’s Board of Directors (the “Board”) and I are excited about the important contributions you can make by joining the Ultragenyx management team and are confident that you will play a key role in our company’s growth and success. This letter will supercede the offer letter dated March 8, 2012.

In your role as Chief Financial Officer and Senior Vice President, Finance you will report directly to me and be a member of the Senior Management Team. In this role, you will have the key responsibility of leading the corporate finance function including strategic financial planning, accounting, budgeting and forecasting, project-specific financial analysis, general risk analysis, and financings, both private and ultimately public. As for all functions at Ultragenyx, the Finance function is expected to work in an integrated fashion with business development, program development, technical operations, and commercial operations to drive the growth and success of Ultragenyx. You will also be responsible for creating and implementing the financial strategy and infrastructure required to support the company’s growth and for building a long-term financial model for the development and commercialization of the company’s products based on the goal of treating rare and ultra-rare diseases.

Compensation

In the regular exempt position of Chief Financial Officer and Senior Vice President, Finance, the Company shall pay you as compensation for your services an initial base salary at a gross annual rate of $270,000 (the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s standard payroll procedures and subject to standard payroll deductions and withholdings. The Board or any Compensation Committee of the Board shall review your Base Salary at least annually.

Transforming good science into great medicine for rare genetic diseases.

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In addition to your Base Salary, upon the adoption of a written bonus plan for the Company, you will be eligible to receive an annual bonus of up to 30% of your Base Salary based upon your performance during the previous year as evaluated by the CEO in consultation with the Board against goals mutually agreed upon between you and the Company and based on the Company’s overall performance.

Stock Option

Subject to the approval of the Board, you will also receive an option to purchase an aggregate of 600,000 shares (approximately 1.2% of the fully diluted, outstanding stock at the time of the second closing in June 2012) of the Company’s Common Stock (the “Option”) pursuant to the Company’s stock incentive plan (the “Plan”). The exercise price of the Option will be equal to the fair market value per share of Common Stock as determined by the Board in good faith on the date of grant. As of the date of this letter, the current strike price for options is set at $0.10 per share. However, this price can change if events occur that affect the value of the company leading to a new valuation analysis.

The Option will vest and become exercisable as follows: 1/4th of the shares initially subject to the Option shall vest and become exercisable on the first (1st) anniversary of the first day of your employment with the Company, and thereafter 1/48th of the shares initially subject to the Option shall vest and become exercisable each month until the Option is fully vested, in each case subject to your continued employment by the Company (or its subsidiaries). The Option shall be governed by the Company’s standard form of stock option agreement and the Plan.

Notwithstanding the foregoing, in the event that (i) the Company consummates a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time) on or after June 16, 2013, (ii) on the date such Deemed Liquidation Event is consummated you are employed by the Company (or its subsidiaries) and (iii) within 12 months after the date such Deemed Liquidation Event is consummated your employment by the Company (or its successor or subsidiaries) is terminated without Cause (as defined below) or you resign such employment due to a Constructive Termination (as defined below), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), in addition to the severance benefits set forth below, the vesting of the Option shall accelerate with respect to 50% of the then-unvested shares then subject to the Option. This acceleration provision also shall apply to any equity you are issued in the future.

Benefits

You shall be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its full-time regular employees, subject to the terms and conditions of such benefits and benefit plans. At this time, these include medical, dental vision and life insurance coverage. Coverage for these benefits begins on the 1st day of the month following your date of hire. Detailed information about the benefits presently available will be provided to you on your first day of employment.

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You will be entitled to accrue and use Paid Time Off (PTO) at the rate of 120 hours per year, up to an accrual cap of 210 hours, in accordance with the terms of the Company’s PTO policy.

“At Will” Employment

Employment with the Company is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or Cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time, with or without notice in the sole discretion of the Company. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee, and can only be changed by an express written agreement that is signed by you and by the Company’s CEO.

Severance

If, at any time, your employment with the Company or its successor is terminated without Cause, or you resign your employment due to a Constructive Termination, then provided such termination constitutes a Separation from Service, the Company shall: (i) extend the exercise period applicable to the Option (and to any other options to purchase the Company’s Common Stock you then hold) such that you will have until the date that is twelve (12) months after the date of your Separation from Service to exercise any of the vested shares subject to the Option (but in no event will the exercise period be extended until later than the date of expiration of the term of the Option as set forth in the agreement evidencing such Option); and (ii) the Company shall pay you, as severance, (a) following your date of hire and prior to the 12-month anniversary of your employment, the equivalent of twelve (12) months of Base Salary, or (b) following the 12-month anniversary of your employment, the equivalent of six (6) months of Base Salary in effect as of the date of your Separation from Service, and subject to standard payroll deductions and withholdings (the “Severance Amount”). The Severance Amount will be paid in installments in the form of continuation of your Base Salary payments, paid on the Company’s regular payroll dates, commencing on the Company’s first regular payroll date that follows the 60th day after such Separation from Service, and shall be for all accrued Base Salary for the 60-day period plus the period from the 60th day until the regular payroll date and the remainder of the Base Salary continuation payments shall thereafter be made on the Company’s regular payroll dates.

Notwithstanding anything herein to the contrary, the receipt of any of the severance or acceleration benefits described in this letter will be subject to and conditioned upon: (i) your signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) within the time period specified therein, but in any event no later than sixty (60) days following your Separation from Service; and (ii) your continued compliance with the terms of this letter, the Separation Agreement, the enclosed Confidential Information and Invention Assignment Agreement (including without limitation, your not using or disclosing any confidential or proprietary information of the Company), and any other agreement entered into between you and the Company. No severance

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benefits of any kind will be paid or provided, and no acceleration of vesting shall be effective, until the Separation Agreement becomes effective, You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

Additionally, and for the avoidance of doubt, in the event that the Company terminates your employment for Cause, or you resign your employment for any reason other than due to a Constructive Termination, or your employment terminates upon your death or disability, you will no longer vest in the Option (or any other equity) and you will not be entitled to any severance benefits described herein.

For purposes of this offer letter, “Cause” means any of the following: (i) your gross negligence in carrying out, or material failure to carry out, your duties for the Company (including without limitation, your failure to cooperate in any Company investigation), after notice from the Board and a reasonable opportunity to cure (if deemed curable); (ii) any breach of your fiduciary duties to the Company, after notice from the Board and a reasonable opportunity to cure (if deemed curable); (iii) conviction of, or plea of guilty or no contest to, any felony; (iv) any act of fraud or embezzlement by you with respect to your obligations or otherwise relating to the business of the Company; (v) your material violation of any Company policy; (vi) your material breach of any agreement entered into between you and the Company; or (vii) your unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates.

For the purposes of this letter, “Constructive Termination” means the occurrence of any of the following events without your written consent: (i) a material reduction or change in your job duties, responsibilities and requirements from your job duties, responsibilities and requirements immediately prior to such reduction or change, taking into account the differences in job title and duties that are normally occasioned by reason of an acquisition of one company by another; (ii) a material reduction of your Base Salary (other than an equal, across-the-board reduction in the compensation of all similarly- situated employees of the Company or the surviving entity that is approved by the board of directors); or (iii) a requirement that you relocate to a principal office that increases your one-way commute by more than 50 miles relative to your immediately preceding principal office. Notwithstanding the foregoing, none of the foregoing events or conditions will constitute Constructive Termination unless: (x) you provide the Company with written objection (or notice) to the event or condition within 30 days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) you resign your employment within 30 days following the expiration of that cure period.

Compliance with Section 409A

It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from

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Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

Compliance with Company Policies

As an employee of the Company, you will be expected to comply with the Company’s personnel and other policies, including but not limited to, the Company’s policies prohibiting discrimination and unlawful harassment, conflicts of interest and violation of applicable laws in the course of performing services to the Company. During your orientation, you will be provided with the Company’s policy and procedures.

Full-time Services to the Company

The Company requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by the Company. However, the Company will not preclude you from providing services to others, so long as such services would not be to the benefit of a competitor of the Company and will not otherwise interfere with your ability to satisfactorily fulfill your job responsibilities to the Company. If you wish to perform services (for any or no form of compensation) to any other person or business entity while employed by the Company, please contact the CEO and discuss your plans in advance of providing such services so that no problem later arises that could have been avoided from the outset. Any other such services must be approved by the CEO and Board.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•	Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment. Enclosed is the INS Form 1-9, Employment Eligibility Verification, the second page of which includes a description of acceptable documentary proof.

•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed Confidential Information and Invention Assignment Agreement without modification.

•	Your consent (by your signature below) to, and results satisfactory to the Company of, reference and background checks. Until you have been informed in writing by the Company that such checks have been completed and the results satisfactory to the Company, you should defer reliance on this offer.

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•	Your return to me of the enclosed copy of this letter, after being signed by you without modification.

No Conflicting Obligations

By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to or is inconsistent with your employment with, or your providing services to, the Company; (ii) you have not and shall not bring onto Company premises, or use or disclose in the course of your employment with the Company, any confidential or proprietary information or trade secrets of another person, company or business enterprise; (iii) you have returned all property and confidential information belonging to any prior employer; and (iv) you are not relying on any representations, promises or agreements not expressly contained in this letter.

Choice of Law and Severability

This letter shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this letter becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this letter shall continue in full force and effect. If any provision of this letter is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this letter shall continue in full force and effect without impairment or limitation.

Entire Agreement

If you accept this offer, and the conditions of this offer are satisfied, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the initial terms and conditions of your employment. Any representations, promises or agreements, whether written or oral, not contained in this letter or contrary to those contained in this letter, that may have been made to you are expressly cancelled and replaced by this offer letter. Except as otherwise specified in this letter or in the written agreements referenced in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by the CEO with approval by the Board.

We look forward to you accepting this offer and a mutually rewarding relationship. As with all important decisions, you should make a decision concerning this offer based on your own investigation and judgment concerning the Company and its prospects, independent of the

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opinions and perspectives that may have been shared with you by any Company employee. If you accept this offer, please date and sign below, on the enclosed copy of this letter and return it to me no later than March 14, 2012. Please retain the original of this letter for your records. You should bring your INS Form 1-9 required identification and proof of authorization to work with you on your first day of employment.

We look forward to working with you on developing treatment for many rare genetic diseases and hope you find your employment at Ultragenyx Pharmaceutical a rewarding experience. If you have any questions regarding this offer letter, please feel free to contact me at (415) 483-8800.

Warm Regards,

/s/ Emil D. Kakkis, M.D., Ph.D.
Emil D. Kakkis, M.D., Ph.D. Chief Executive Officer

I accept the above offer:

Signature:	/s/ Shalini Sharp	Dated:	March 13, 2012

Print Name:	Shalini Sharp

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